Tactical Air Defense Services Enters into Asset Purchase Agreement with AeroGroup, Inc.

NEW YORK - July 20, 2006 - Tactical Air Defense Services, Inc. (OTCBB: TADF), today announced that the Company has entered into an Asset Purchase Agreement with AeroGroup, Inc. where Tactical Air Defense “TADS” has agreed to acquire all assets and assume all liabilities of AeroGroup in exchange for shares of the Company’s common stock. The agreement is anticipated to close by the end of August, 2006 and is subject to various closing conditions.

AeroGroup, Inc. is a provider of outsourced military and new pilot training services and support. Under the terms of the Definitive Agreement, Tactical Air Defense Services will pay AeroGroup 14,989,800 restricted shares of the Company’s common stock at the closing in exchange for AeroGroup’s assets, which will result in the AeroGroup controlling a majority of the Company's voting stock. In all, TADS will assume obligations of AeroGroup’s secured and unsecured convertible indebtedness in the aggregate amount of approximately $8.4 million (inclusive of interest on the date hereof), and various warrants to purchase common stock. In aggregate, over 36,506,113 shares of TADS common stock may be issued upon conversion of the assumed indebtedness with an additional 21,566,805 issuable upon exercise of the warrants.

It is intended that the assets acquired from AeroGroup will be used by Tactical Air Defense in connection with providing military pilots with both “basic” and “combat” flight training services. Included as part of the Asset Purchase Agreement, TADS will acquire two MiG 29 Fulcrum fighters valued at $5.6 million and four tactical jet simulators valued at $1.14 million, as well as various patents and existing contracts and subcontracts. Utilizing these aircraft and flight simulators, TADS will focus on providing U.S. and NATO military pilots with a “real life” opportunity to train against threat-type aircraft.

A copy of the Asset Purchase Agreement can be found in the Company’s 8-K filed with the Securities & Exchange Commission on July 14, 2006.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Contact:

David Zazoff
ZA Consulting, Inc.
212-505-5976